SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                        CTC COMMUNICATIONS GROUP, INC.
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               (Name of Registrant as Specified In Its Charter)

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
                        CTC COMMUNICATIONS GROUP, INC.
                              220 BEAR HILL ROAD
                          WALTHAM, MASSACHUSETTS 02451
                             ------------------------
                          NOTICE AND PROXY STATEMENT FOR
                      2002 ANNUAL MEETING OF SHAREHOLDERS
                         OF CTC COMMUNICATIONS GROUP, INC.
                                 TO BE HELD ON
                              THURSDAY, MAY 23, 2002
                             --------------------------
To our Shareholders:

	You are invited to attend our 2002 Annual Meeting of Shareholders, which will be held on Thursday, May 23, 2002, at 9:30 a.m., at our executive offices located at 220 Bear Hill Rd., Waltham, Massachusetts. At the Annual Meeting, holdings of our outstanding shares of common stock and preferred stock will act on the following matters:

	(1)	Election of three Class II directors, each for a term of
three years;

(2) Proposal to approve an amendment to the Company's 2000 Flexible
Stock Plan

(3) Proposal to approve an amendment to the Company's 1999 Equity
Incentive Plan for Non-Employee Directors;

	(4)	Ratification of the appointment of the Company's
independent auditors for 2002; and

	(5)	any other matters that properly come before the meeting.

	All holders of record of shares of CTC Communications Group, Inc. Common Stock and Series B Redeemable Convertible Preferred Stock at the close of business on April 2, 2002 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

	Please vote promptly whether or not you plan to attend the meeting. Please sign and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope or you may also vote your shares either via telephone or the Internet. Please read the instructions printed on the proxy card. The Company's transfer agent, which is tabulating the votes, will count the last vote received from a stockholder, whether by telephone, proxy, ballot or electronically through the Internet. Please note that all votes cast via telephone or Internet must be cast prior to 5:00 p.m., Eastern Daylight Saving Time, on Tuesday, May 21, 2002.



                                       By order of the Board of Directors,
                                                     [SIG]
                                       Robert J. Fabbricatore,
                                       Chairman and Chief Executive Officer
April 19, 2002

CTC COMMUNICATIONS GROUP, INC.
220 BEAR HILL ROAD
WALTHAM, MASSACHUSETTS 02451
------------------------
PROXY STATEMENT
---------------------
	This proxy statement contains information related to the Annual Meeting of shareholders of CTC Communications Group, Inc., or the "Company," to be held on Thursday, May 23, 2002, at 9:30 a.m., at the offices of the Company located at 220 Bear Hill Rd., Waltham, Massachusetts 02451, and at any postponements or adjournments of the meeting.

ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

At the annual meeting, shareholders will act on matters that are properly presented at the meeting, including the election of three Class II directors of the Company's Board of Directors, the amendments to the Company's 2000 Flexible Stock Plan and 1999 Equity Incentive Plan for Non-Employee Directors, and the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002. In addition, the Company's management will report on the performance of the Company for the year ended December 31, 2001 and respond to questions from shareholders.

WHO MAY ATTEND AND VOTE AT THE MEETING?

Any holder of record of Common Stock or Series B Convertible Preferred Stock at the close of business on April 2, 2002, the record date, is entitled to attend and vote at the meeting. On the record date we had 27,169,760 shares of Common Stock entitled to one vote per share and 200,000 shares of Series B Preferred Stock outstanding entitled to 4,600,000 votes, for a total of 31,769,760 votes. Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

WHAT CONSTITUTES A QUORUM?

Holders of a majority interest of all of the Common Stock and Series B Convertible Preferred Stock issued, outstanding and entitled to vote on the record date must be present at the meeting, either in person or by proxy, to establish a quorum. Proxies that we receive that are marked "withhold" or "abstain" will be considered present at the meeting for purposes of establishing a quorum.

HOW DO I VOTE?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you. You may also vote by telephone by calling 1-877-PRX-VOTE or via the Internet at http://www.eproxyvote.com/cptl. To vote either by telephone or via the Internet, you will need the Control Number set forth on your proxy card in order to cast your vote. Please refer to the instructions on your proxy card. IF YOU VOTE BY TELEPHONE OR VIA THE INTERNET, PLEASE DO NOT RETURN YOUR PROXY CARD.

CAN I CHANGE MY VOTE AFTER I HAVE VOTED?

Yes. Even after you have submitted your proxy either by mail, telephone or via the Internet, you may change your vote at any time before the proxy is exercised by delivering to the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. You may also change your vote by attending the meeting and using the ballot that will be supplied to you there, although attendance at the meeting will not by itself revoke a previously granted proxy.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is included with the description of each item in this proxy statement. In summary, the Board recommends a vote:

    - FOR the election of the nominated slate of Class II directors;
    - FOR the amendments to the Company's 2000 Flexible Stock Plan and 1999 Equity Incentive Plan for Non-Employee Directors.
    - FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors for the fiscal year ending December 31, 2002.

    With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

    - ELECTION OF DIRECTORS. The nominees who receive the most votes represented in person or by proxy and entitled to vote at the meeting will be elected no matter how many votes are cast. A properly executed proxy marked "WITHHOLD" or "FOR ALL EXCEPT" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

    - OTHER ITEMS. All other proposals to be considered at the meeting will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item at the meeting. A properly executed proxy marked "ABSTAIN" with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

    If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

                              Proposal Number One:
                             Election of Directors

   Our bylaws provide that our Board of Directors must consist of not less than three nor more than twelve members. Our bylaws also provide that the Board of Directors is classified into three classes, as nearly as equal in number as possible, so that each director serves for three years and until their successors are duly elected and qualified, and one class of directors will be elected each year. We currently have eleven members on our Board of
Directors: four Class I Directors (Messrs. Hermann, Maroni, Sillari and Redfield), three Class II Directors (Messrs. Murphy, Nunnelly and Santagati) and four Class III Directors (Messrs. Fabbricatore, Sperling, Troupe and Ms. Courage). The terms of the Class III and Class I Directors expire upon the election and qualification of their successors at the Annual Meetings of Stockholders to be held in 2003 and 2004, respectively.

   Messrs. Murphy, Nunnelly and Santagati have been nominated to stand for re-election as Class II Directors at this meeting to hold office until the Annual Meeting of Stockholders in 2005 and until their respective successors are elected and qualified. The persons named in the enclosed proxy intend to vote all shares represented by a proxy which has been properly executed, returned and not revoked for the election of each of J. Richard Murphy, Mark
E. Nunnelly and Richard J. Santagati as Class II Directors for a three-year term unless you specify otherwise in the proxy. We expect that each nominee will be able to serve, but if any of the nominees is unable to serve, all proxies may be voted for a substitute nominee designated by the Board of Directors. The experience and qualifications of these nominees are summarized below:

   J. Richard Murphy became a director of the Company in August 1995. Mr. Murphy is a managing director of Atlantic Management Company Incorporated
(AMC), a Portsmouth, a New Hampshire valuation, investment banking and financial advisory firm that has been serving New England's business, legal and financial communities since 1968. Prior to joining AMC in January 2002, Mr. Murphy was a managing director of Baldwin & Clarke Corporate Finance, Inc., a Bedford, New Hampshire investment banking firm which he joined August 1999. Mr. Murphy was the director of the Corporate Advisory Group of Moody, Cavanaugh and Company, LLP, a North Andover, Massachusetts public accounting firm, from April 1996 to August 1999.

   Mark E. Nunnelly became director of the Company in June 2000 as a designee of Bain Capital, Inc. He joined Bain Capital as a General Partner in 1990 and has served as Managing Director since April 1993. Mr. Nunnelly also serves on the Board of Directors of Domino's, DoubleClick, Modus Media International, and Eschelon Telecom. Mr. Nunnelly received an M.B.A. from Harvard Business School and a B.A. from Centre College.

   Richard J. Santagati became a director of the Company in September 1991. He has been the President of Merrimack College in North Andover, Massachusetts since 1994. From March 1992 to February 1994, Mr. Santagati was the Chairman of the Board, Chief Executive Officer and President of Artel Communications Corp., a publicly held data communications firm located in Hudson, Massachusetts. Mr. Santagati also serves as a director of Celebrity Solutions, Inc., a software company.

Recommendation:

   Our Board of Directors recommends that you vote "FOR" the election of each nominee named above.

PROPOSAL 2
AMENDMENT TO THE COMPANY'S 2000 FLEXIBLE STOCK PLAN

INTRODUCTION

On March 21, 2002, our Board of Directors has adopted an amendment to our 2000 Flexible Stock Plan ("Incentive Plan") to increase by 750,000 the number of shares of Common Stock issuable under the Incentive Plan from 4,500,000 shares to 5,250,000 shares. 3,200,000 shares have been issued and there are currently 1,300,000 shares available for issuance under the Incentive Plan. The proposed amendment is subject to shareholder approval.

We believe that the Incentive Plan is serving its purpose in helping to attract, retain and reward persons who can make significant contributions to our success, and in strengthening the commonality of interest between these persons and our shareholders. To continue to meet these objectives, we believe that we need to have additional shares available for awards under the Incentive Plan.

Set forth below is a description of the essential features of the Plan.

SUMMARY OF THE PLAN:

Number of Shares.

The number of shares of Common Stock which may currently be issued in connection with Benefits shall be 1,500,000 shares plus an annual increase, effective on the first day of each fiscal year, equal to 5% of the number of outstanding shares of Common Stock as of the first day of such fiscal year, but in no event more than 4,500,000 shares in the aggregate. Such shares may be authorized but unissued shares, shares held in the Company's treasury, or both. If an option or SAR expires or is terminated, surrendered or canceled, without having been fully exercised, if Performance Shares are forfeited, or if any other grant results in shares of Common Stock not being issued, the shares covered by such option or SAR, grant Performance Shares or other grant, as the case may be, shall again be available for use under the Plan.

If there is any change in the Common Stock of the Company by reason of any stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, the number of SARs and number and class of shares available for options and grants of Performance Shares and Other Stock Based Awards and the number of shares subject to any outstanding options, SARs, grants of Performance Shares which are not yet vested, and Other Stock Based Awards, and the price thereof, as applicable, will be appropriately adjusted.

Administration

The Plan is administered by a committee ("Committee"). The Committee shall consist of the Board, unless the Board appoints a Committee of two or more but less than all of the Board. If the Committee does not include the entire Board, it shall serve at the pleasure of the Board, which may from time to time appoint members in substitution for members previously appointed and fill vacancies, however caused, in the Committee.

Subject to the express provisions of the Plan, the Committee has complete authority to: (i) determine when and to whom Benefits are granted and the type and amounts of Benefits; (ii) determine the terms, conditions and provisions of, and restrictions relating to, each Benefit granted; (iii) interpret and construe the Plan and any agreement ("Agreement") evidencing and describing a Benefit; (iv) prescribe, amend and rescind rules and regulations relating to the Plan; (v) determine the form and contents of all Agreements; (vi) determine all questions relating to Benefits under the Plan; and (vii) take any other action which it considers necessary or appropriate for the administration of the Plan and to carry out the purposes of the Plan. Except as required by Rule 16b-3 with respect to Benefits granted to persons who are subject to Section 16 of the Exchange Act (consisting of directors and executive officers), the Committee may delegate its authority to any employee, employees or committee.

Amendment, Termination and Change in Control

The Board may amend the Plan at any time. However, the Board may not amend the Plan without shareholder approval if such amendment (i) would cause options which are intended to qualify as Incentive Stock Options to fail to qualify as such, (ii) would cause the Plan to fail to meet the requirements of Rule 16b-3, or (iii) would violate applicable law. The Plan has no fixed termination date and shall continue in effect until terminated by the Board.

The amendment or termination of the Plan will not adversely affect any Benefit granted prior to such amendment or termination. However, any Benefit may be modified or canceled by the Committee if and to the extent permitted by the Plan or Agreement or with the consent of the participant to whom such Benefit was granted.

In the event of a Change in Control, as defined below, the Committee may provide such protection as it deems necessary to maintain a participant's rights, including, without limitation: (i) providing for the acceleration of any time periods relating to the exercise or realization of any Benefit; (ii) providing for purchase of a Benefit upon the participant's request for an amount in cash equal to the amount which could have been attained upon the exercise or realization of the Benefit had it been currently exercisable or payable; (iii) making such adjustment to the outstanding Benefits as the Committee deems appropriate; and/or (iv) causing the outstanding Benefits to be assumed, or new Benefits substituted therefor, by the surviving corporation. "Change in Control" means: the acquisition, without the approval of the Board, by any person or group, other than the Company and certain related entities, of more than 20% of the outstanding shares of Common Stock; the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company in which the shareholders of the Company prior to the effective date of the transaction do not have more than 50% of the voting power of the surviving entity immediately following the transaction; or a change in the majority of the members of the Board during any two year period which is not approved by at least two-thirds of the members of the Board who were members at the beginning of the two year period.

Eligibility for Benefits

Benefits may be awarded to individuals selected by the Committee.
Benefits may be awarded only to employees, members of the Board, employees and owners of entities which are not affiliates but which have a direct or indirect ownership interest in an employer, individuals who, and employees and owners of entities which, are customers or suppliers of an employer, individuals who, and employees and owners of entities which, render services to an employer, and individuals who, and employees and owners of entities which, have ownership or business affiliations with any individual or entity previously described.

Types of Benefits

Under the Plan, the Committee may grant a number of different types of Benefits. A summary of the principal characteristics of various types of Benefits which may be granted is set forth below.

Stock Options. Two types of stock options may be granted under the Plan. Stock options intended to qualify for special tax treatment under
Section 422 of the Code are referred to as "Incentive Stock Options," and options not intended to so qualify are referred to as "Non-Qualified Stock Options." In the case of Non-Qualified Stock Options, the option price shall be determined by the Committee but shall be no less than 85% of the fair market value of the shares of Common Stock on the date the option is granted, and, in the case of Incentive Stock Options, the price shall be determined by the Committee but shall be no less than the fair market value of the shares of Common Stock on the date the option is granted.

The other terms of options shall be determined by the Committee.
However, in the case of options intended to qualify as Incentive Stock Options, such terms must meet all requirements of Section 422 of the Code. Currently, such requirements are (i) the option must be granted within 10 years from the adoption of the Plan, (ii) the option may not have a term longer than 10 years, (iii) the option must be not transferable other than by will or the laws of descent and distribution and may be exercised only by the optionee during his/her lifetime, (iv) the maximum aggregate fair market value of Common Stock with respect to which such options are first exercisable by an optionee in any calendar year may not exceed $100,000; and
(v) the option must be granted to an employee. In addition, if the optionee owns more than 10% of the Company's Common Stock or more than 10% of the total combined voting power of all classes of stock of any subsidiary, the option price must be at least 110% of fair market value of the shares of Common Stock on the date the option is granted, and the option may not have a term longer than five years.

SARs. An SAR is the right to receive an amount equal to the appreciation in value of one share of Common Stock from the time the SAR is granted until the time the grantee elects to receive payment. Participants who elect to receive payment of SARs shall receive payment in cash, in Common Stock or in any combination of cash and common stock, as determined by the Committee. When SARs are granted in tandem with an Incentive Stock Option, the SARs must contain such terms and conditions as are necessary for the related option to qualify as an Incentive Stock Option. In addition, if SARs are granted in tandem with a stock option: the exercise of the option shall cause a correlative reduction in the SARs; and the payment of SARs shall cause a correlative reduction in the shares under the option.

Performance Shares. Performance Shares are the right to receive Common
Stock or cash equal to the fair market value of the Common Stock at a future date in accordance with the terms of the grant. Generally, such right shall be based upon the attainment of targeted profit and/or other performance objectives.

Cash Awards. A Cash Award is a Benefit payable in cash. The maximum cash award that an individual who is subject to Section 16 of the Exchange Act may receive in any calendar year in the aggregate is the greater of $100,000 or 100% of his/her compensation (excluding any Cash Award) for such year.

Other Stock Based Awards. An Other Stock Based Award is an award that is valued in whole or in part by reference to, or is otherwise based on, Common Stock.

General Provisions Applicable to Benefits

Under the Plan, the following provisions are applicable to one or more types of Benefits.

Agreement and Terms of Benefits. The grant of any Benefit may be evidenced by an Agreement which describes the specific Benefit granted and the terms, conditions and provisions of, and restrictions relating to, such Benefit. Any Agreement shall contain such provisions as the Committee shall determine to be necessary, desirable and appropriate.

Transferability. Unless otherwise specified in an agreement or permitted by the Committee, each Benefit shall be non-transferable other than by will or the laws of descent and distribution and shall be exercisable during a participant's lifetime only by him/her.

Tandem Awards. Awards may be granted by the Committee in tandem.
However, no Benefit may be granted in tandem with an Incentive Stock Option except SARs.

Payment. Upon the exercise of an option or in the case of any other
Benefit that requires a payment to the Company, payment may be made either
(i) in cash, including a so-called "cashless exercise," or (ii) with the consent of the Committee, (a) by the tender of shares of Common Stock having an aggregate fair market value equal to the amount due the Company and which have been owned at least six months, (b) in other property, (c) by the surrender of all or part of a Benefit (including the Benefit being exercised or acquired), or (d) by any combination of the foregoing.

Dividend Equivalents. Grants of Benefits in Common Stock or Common
Stock equivalents may include dividend equivalent payments or dividend credit rights. Deferral. The right to receive a Benefit may, upon the request of the request of the recipient, be deferred for such period and upon such conditions as the Committee may determine.

Withholding. At the time any Benefit is distributed under the Plan, the Company may withhold, in cash or in shares of Common Stock, from such distribution any amount necessary to satisfy minimum income withholding requirements applicable to such distribution.

Limitation on Benefits. The number of shares covered by options where the purchase price is no less than fair market value on the date of grant plus SARs which may be granted to any one individual in any calendar year shall not exceed 500,000.

Restrictions on Shares

The Committee may require each person purchasing Common Stock pursuant to an option or receiving Common Stock pursuant to any other form of Benefit under the Plan to represent to and agree with the Company in writing that such person is acquiring the shares for investment and without a view to distribution or resale. In addition, shares issued under the Plan may be subject to restrictive agreements between the Company or a subsidiary and the participant. The Committee may require that a legend reflecting any restriction described above be placed on any certificate for shares.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following is a summary of the U.S. federal income tax consequences of the Plan, based on current income tax laws, regulations and rulings.

Incentive Stock Options

Subject to the effect of the Alternative Minimum Tax, discussed below, an optionee does not recognize income on the grant of an Incentive Stock Option. If an optionee exercises an Incentive Stock Option in accordance with the terms of the option and does not dispose of the shares acquired within two years from the date of the grant of the option nor within one year from the date of exercise, the optionee will not realize any income by reason of the exercise, and the Company will be allowed no deduction by reason of the grant or exercise. The optionee's basis in the shares acquired upon exercise will be the amount paid upon exercise. (See the discussion below for the tax consequences of the exercise of an option with stock already owned by the optionee.) Provided the optionee holds the shares as a capital asset at the time of sale or other disposition of the shares, his/her gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of his/her gain or loss will be the difference between the amount realized on the disposition of the shares and his/her basis in the shares.

If an optionee disposes of the shares within two years from the date of grant of the option or within one year from the date of exercise ("Early Disposition"), the optionee will realize ordinary income at the time of such Early Disposition which will equal the excess, if any, of the lesser of (i) the amount realized on the Early Disposition, or (ii) the fair market value of the shares on the date of exercise, over the optionee's basis in the shares. The Company will be entitled to a deduction in an amount equal to such income. The excess, if any, of the amount realized on the Early Disposition of such shares over the fair market value of the shares on the date of exercise will be long-term or short-term capital gain, depending upon the holding period of the shares, provided the optionee holds the shares as a capital asset at the time of Early Disposition. If an optionee disposes of such shares for less than his/her basis in the shares, the difference between the amount realized and his/her basis will be a long-term or short-term capital loss, depending upon the holding period of the shares, provided the optionee holds the shares as a capital asset at the time of disposition.

The excess of the fair market value of the shares at the time the Incentive Stock Option is exercised over the exercise price for the shares is an item of tax preference ("Stock Option Preference").

Non-Qualified Stock Options

Non-Qualified Stock Options do not qualify for the special tax treatment accorded to Incentive Stock Options under the Code. Although an optionee does not recognize income at the time of the grant of the option, he recognizes ordinary income upon the exercise of a Non-Qualified Option in an amount equal to the difference between the fair market value of the stock on the date of exercise of the option and the amount of cash paid for the stock.

As a result of the optionee's exercise of a Non-Qualified Stock
Option, the Company will be entitled to deduct as compensation an amount equal to the amount included in the optionee's gross income. The Company's deduction will be taken in the Company's taxable year in which the option is exercised.

The excess of the fair market value of the stock on the date of exercise of a Non-Qualified Stock Option over the exercise price is not a Stock Option Preference.

SARs

Recipients of SARs do not recognize income upon the grant of such rights. When a participant elects to receive payment of an SAR, he recognizes ordinary income in an amount equal to the cash and fair market value of shares of Common Stock received, and the Company is entitled to a deduction equal to such amount.

Performance Shares

Grantees of Performance Shares do not recognize income at the time of the grant of such stock. However, when Performance Shares are paid, grantees recognize ordinary income in an amount equal to the fair market value of the stock on the date all restrictions are satisfied. The Company will be entitled to deduct as compensation the amount includible in the grantee's income in its taxable year in which the grantee recognizes the income.

Cash Awards

Cash Awards are taxable as ordinary income when received or constructively received by a participant. The Company is entitled to deduct the amount of a Cash Award when the award is taxable to the recipient.

Taxation of Preference Items

Section 55 of the Code imposes an Alternative Minimum Tax equal to the excess, if any, of (i) 26% of the optionee's "alternative minimum taxable income" up to $175,000 plus 28% of such income over $175,000 over (ii) his/her "regular" U.S. federal income tax. Alternative minimum taxable income is determined by adding the optionee's Stock Option Preference and any other items of tax preference to the optionee's adjusted gross income and then subtracting certain allowable deductions and an exemption amount. The exemption amount is $33,750 for single taxpayers, $45,000 for married taxpayers filing jointly and $22,500 for married taxpayers filing separately. However, these exemption amounts are phased out beginning at certain levels of alternative minimum taxable income.

Change of Control

If there is an acceleration of the vesting or payment of Benefits and/or an acceleration of the exercisability of stock options upon a Change of Control, all or a portion of the accelerated benefits may constitute "Excess Parachute Payments" under Section 280G of the Code. The employee receiving an Excess Parachute Payment incurs an excise tax of 20% of the amount of the payment in excess of the employee's average annual compensation over the five calendar years preceding the year of the Change of Control, and the Company is not entitled to a deduction for such payment.

Limitation on Deduction

Section 162(m) of the Code provides that no deduction will be allowed for certain remuneration with respect to a covered employee to the extent such remuneration exceeds $1,000,000. Under the regulations interpreting Code Section 162(m), an employee is a covered employee if his/her compensation is required to be reported under the SEC's disclosure rules and he is employed as of the last day of the taxable year. Code Section 162(m) does not apply to: (a) compensation payable solely on account of the attainment of one or more performance goals if (i) the goals are determined by a committee of two or more outside directors, (ii) the material terms under which the remuneration will be paid, including the goals, is disclosed to shareholders and approved by a majority of the shareholders, and (iii) except in the case of SARs and certain stock options (as described below), the committee certifies that the goals have been met; and (b) compensation payable under a binding contract in effect on February 17, 1993 which is not thereafter modified in any material respect. Compensation arising from SARs and stock options where the price from which appreciation is calculated or exercise price, as the case may be, is no less than fair market value on the date of grant constitute compensation on amount of attainment of a performance goal as long as the shareholders approve the maximum number of shares per participant over a specific time period. The $1,000,000 limitation is reduced by any remuneration subject to such limitation for which a deduction is disallowed under the Change of Control provisions set forth above.

Summary Only

The foregoing section is only a summary of the U.S. federal income tax consequences of the Plan and is based on the Company's understanding of present U.S. federal tax laws and regulations.

Recommendation:

Our Board of Directors recommends that you vote "FOR" approval of the proposed amendment to the 2000 Flexible Stock Plan.

PROPOSAL 3
AMENDMENT TO THE COMPANY'S
1999 EQUITY INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS

Proposal

The Company presently maintains the CTC Communications Group 1999
Equity Incentive Plan for Non-Employee Directors (the "1999 Directors Plan") which was originally adopted by the Company's stockholders on September 16, 1999. On March 21, 2002, the Board of Directors approved an amendment to increase the by 250,000 number of shares of Common Stock issuable under the 1999 Directors Plan from 300,000 to 550,000. 235,000 shares have been issued and there are currently 65,000 shares issuable under the 1999 Directors Plan, subject to adjustments for stock splits and similar events. The proposed amendment is subject to shareholder approval.

The 1999 Plan has been advancing our interest by enhancing our ability to attract and retain non-employee directors who are in a position to make significant contributions to our success and to align the interest of those directors more closely with our stockholders. The board of directors adopted the plan to align the equity compensation of the board with that of comparable companies, to permit each eligible director to elect to receive his or her directors fees in stock instead of cash and to take advantage of additional flexibility provided by revised federal regulation. The proposed amendment is subject to shareholder approval.

Summary Description of the 1999 Directors Plan

   At each annual meeting at which an eligible director is reelected or is continuing as a director, including this annual meeting, he or she will be granted an option to purchase 10,000 shares of common stock. The options described in this paragraph are referred to as formula options. These formula options will have an exercise price of 100% of the fair market value of the common stock on the day before the date of the grant. The formula options are exercisable five years after the date of grant. Eligible directors are those directors who are not our employees and currently include all directors except Robert J. Fabbricatore.

   In addition to formula options, the administrator also has the authority to award options to eligible directors in amounts and on terms as it determines. These options are referred to as discretionary options. The exercise price of discretionary options will be set by the administrator and will become exercisable and expire as the administrator determines, but no options will expire later than 10 years from the date of grant.

   The exercise price of any option granted under the plan may be paid in cash or check, bank draft or money order, by tendering shares of common stock having a fair market value equal to the exercise price and which have been owned at least six months, by delivering an undertaking by a broker to deliver promptly sufficient funds to pay the exercise price or by any combination of the foregoing. At the request of an option holder, and if the market price of the shares of common stock subject to an option exceeds the exercise price of the option at the time of exercise, the administrator may, in its sole discretion, cancel the option and cause CTC to pay to the person exercising the option in cash or common stock an amount equal to the difference between the fair market value of the stock which would have been purchased pursuant to the option and the aggregate exercise price which would have been paid. Each option will be non-transferable except by will or the laws of descent and distribution.

   If a director dies, or otherwise ceases to be a director, all options not then exercisable will immediately terminate, unless the board of directors otherwise determines. Any exercisable options will remain exercisable for a period of one year following death or three months following other termination of the individual's status as a director, but in no event beyond the fifth anniversary of the date of grant in the case of formula options and beyond the tenth anniversary of the date of the grant in the case of discretionary options. Upon a merger or consolidation, which results in a 50% change in ownership, a transfer of all or substantially all of our assets, or a dissolution or liquidation of the Company, all options not then exercisable will become exercisable and all unexercised options will terminate upon the consummation of the transaction. However, in lieu of termination, the board of directors may cause the acquiring or surviving corporation to assume all options outstanding under the plan or provide replacement options for on substantially the same terms, with any necessary adjustments.

   In addition to the option grants, the plan allows each eligible director to elect annually in advance to receive his or her fees in the form of deferred grants of common stock, rather than cash, payable on the earlier of
(i) the first business day of the third January following the date of grant,
(ii) a change of control of CTC or (iii) the date the eligible director ceases to be a director. Each eligible director will receive a deferred stock award in lieu of any annual retainer fee to which such eligible director may be entitled and a deferred stock award in lieu of any fees to which such eligible director may be entitled with respect to any meeting of the board of directors or any committee thereof. The number of shares of common stock subject to a deferred stock award will be that number of shares of common stock the fair market value of which is equal, in the case of annual fees, to the amount of the annual fee on the first business day of the calendar year for which the annual fee is payable, and in the case of meeting fees, to the amount of the meeting fee on the day before the date of meeting for which the meeting fee is payable.

Certain Federal Income Tax Consequences

   For federal income tax purposes, options under this plan are treated as non-qualified stock options. In general, on the exercise of a non-qualified stock option an optionee realizes ordinary income equal to the option spread, and we receive a corresponding deduction. Upon a subsequent sale of the shares, an optionee recognizes a capital gain or loss for which we receive no deduction.

Recommendation:

   Our Board of Directors recommends that you vote "FOR" approval of the proposed amendment to the 1999 Equity Incentive Plan for Non-Employee Directors.


PROPOSAL 4
RATIFICATION OF INDEPENDENT AUDITORS


   Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Ernst & Young LLP ("E&Y") as independent auditors to audit the consolidated financial statements of CTC Communications Group for the fiscal year ending December 31, 2002.

    E&Y fees for services rendered during the year ended December 31, 2001 were as follows: $340,000 for the annual audit, $43,000 for audit related services and $50,000 for tax-related services.

    The Audit Committee has considered whether the provision of tax-related services is compatible with maintaining E&Y's independence.

    Representatives of E&Y are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire, and will be available to respond to questions.


Recommendation:

Our Board of Directors recommends that you vote "FOR" ratification of this appointment.

                Security Ownership of Certain Beneficial Owners

The following table sets forth information as of March 31, 2002 except as otherwise noted) regarding ownership of Common Stock and Series B Convertible Preferred Stock ("Preferred Stock") by the only persons known to own beneficially more than 5 percent thereof, by the directors individually, by the named executive officers named in the Summary Compensation Table individually, and by all current directors and executive officers of the Company as a group. Where any footnote indicates that shares included in the table are owned by, or jointly with, family members or by an affiliate of such person, the director or executive officer may be deemed to exercise shared voting and investment power with respect to those shares, unless otherwise indicated.

                                                            Beneficial
                                                            Ownership
                                                             -----------------
Name                                                   Number         Percent
------------------------------------------------------------------------------
Preferred Stock
---------------
Thomas H. Lee Equity Fund IV, L.P. (1)................     75,000(1)       37.5%
Bain Capital Fund VI, L.P. (2)........................     75,000(2)       37.5%
Credit Suisse First Boston Equity Partners, L.P.(3)...     35,143(3)       17.6%

Common Stock
-------------
Robert J. Fabbricatore................................  3,714,623 (4)      13.4%
John Hancock Advisers, Inc............................  2,698,410 (4.1)    10.0%
Spectrum Equity Investors II, L.P.....................  2,624,782 (5)       9.6%
Kevin J. Maroni.......................................  2,689,782 (5)(6)    9.8%
Viking Global Performance LLC.........................  1,983,700 (5.1)     7.3%
Thomas H. Lee Equity Fund IV, L.P.....................  1,725,000 (1)(7)    6.0%
Bain Capital Fund VI, L.P.............................  1,725,000 (2)(7)    6.0%
Scott M. Sperling.....................................  1,654,449 (8)       5.8%
INVESCO Funds Group, Inc..............................  1,490,300 (8.1)     5.5%
Henry Hermann.........................................    391,726 (9)       1.4%
Richard J. Santagati..................................    209,000 (10)        *
Carl Redfield.........................................     95,000 (11)        *
J. Richard Murphy.....................................     57,800 (12)        *
Mark E. Nunnelly......................................     87,896 (13)        *
Ralph C. Sillari......................................     50,750 (14)        *
Katherine D. Courage..................................     80,000 (15)        *
Ralph S. Troupe.......................................     63,125 (16)        *
Steven P. Milton......................................    842,683 (17)      3.1%
John D. Pittenger.....................................    507,398 (18)      1.9%
Frederic Kunzi........................................    178,500 (19)        *
David E. Mahan........................................    162,676 (20)        *
All directors and executive officers as a group
 (19 persons)......................................... 11,538,538 (21)     37.0%
----------
 *Less than 1%.

(1) Thomas H. Lee Equity Fund IV, L.P., together with certain affiliates and other entities and individuals (including Mr. Sperling) jointly filed a Schedule 13D on May
26, 2000 relating to the purchase of an aggregate of 75,000 shares of Preferred Stock, each share of which is currently convertible into 23 shares of Common Stock, and votes on an as converted basis. The address of Thomas H. Lee Equity Fund IV, L.P. and its affiliates is 75 State St., Boston MA 02109.

(2) Bain Capital Fund VI, L.P., together with certain affiliates and other entities and individuals jointly filed a Schedule 13D on May 26, 2000 relating to the purchase of an aggregate of 75,000 shares of Preferred Stock, each share of which is currently convertible into 23 shares of Common Stock and votes on an as converted basis. The address of Bain Capital Fund VI, L.P. and its affiliates is Two Copley Place, Boston MA
02116.

(3)  Represents 35,143 shares of Preferred Stock held by Credit Suisse First
Boston
Equity Partners, L.P..  Its address is 11 Madison Ave., New York NY 10010.

(4) Includes 93,747 shares owned by Mr. Fabbricatore as trustee of a trust for his children and 2,701,270 shares as a general partner of a family partnership; also includes 587,499 shares issuable upon exercise of options exercisable within 60 days of
March 31, 2002. Mr. Fabbricatore's address is c/o CTC Communications Group, Inc., 220
Bear Hill Road, Waltham, Massachusetts 02451.

(4.1) A Schedule 13G/A was filed with the SEC on February 1, 2002 on behalf of John
Hancock Financial Services, Inc. ("JHF"), JHF's direct, wholly-owned subsidiary, John
Hancock Life Insurance Company ("JHLICO"), JHLICO's direct, wholly-owned subsidiary,
John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, The
Berkeley Financial Group, Inc. ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA"), reporting that JHA has direct beneficial ownership of
2,698,410 shares of Common Stock, and that through their parent-subsidiary relationship to JHA, JHF, JHLICO, JHSI and TBFG have indirect, beneficial ownership of these same shares. The principal business offices of JHF, JHLICO and JHSI are located at John
Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston MA 02199.

(5) Includes 280,599 shares issuable upon the exercise of warrants exercisable within
60 days of March 31, 2002. As partners of Spectrum Equity Investors II, L.P., Kevin J.
Maroni, William P Collatos, Brion B. Applegate and Spectrum Equity Associates II may be deemed to be beneficial owners of the shares owned by Spectrum. The address of Spectrum and its affiliates is One International Place, 29th Floor, Boston, Massachusetts 02110.

(5.1) Viking Global Performance LLC together with certain affiliates and other entities and individuals jointly filed a Schedule 13G on January 31, 2001 Viking Global
Performance LLC, Viking Global Investors LP, O. Andreas Halvorsen, Brian T. Olson and
David C. Ott do not directly own any shares of Common Stock, but all may be deemed beneficial owners of 1,983,700 shares of Common Stock, which include 1,440,100 shares directly owned by Viking Global Equities LP. The business address of these entities and individuals is 280 Park Ave., 35th floor, New York NY 10017.

(6) Includes 65,000 shares issuable to Mr. Maroni upon the exercise of options exercisable within 60 days of March 31, 2002. Mr. Maroni's address is c/o Spectrum
Equity Investors II, L.P., One International Place, 29th Floor, Boston, Massachusetts
02110.

(7) Represents shares of Common Stock which may be acquired upon conversion of the
Preferred Stock and the corresponding number of votes attributable to the Preferred
Stock, as of the record date, April 2, 2002.

(8) Represents shares of Common Stock that may be acquired upon conversion of Preferred Stock, which votes on an "as converted" basis. Of those shares of Common
Stock, Mr. Sperling has direct beneficial ownership of 4,232 shares. In addition, Mr.
Sperling may be deemed to beneficially own 1,440,950 shares beneficially owned by the
Thomas H. Lee Equity Fund IV, L.P., 49,312 shares beneficially owned by Thomas
H. Lee
Foreign Fund IV, L.P. and 139,955 shares beneficially owned by Thomas H. Lee Foreign
Fund IV-B, L.P. Mr. Sperling, who is managing director of Thomas H. Lee Equity Fund
IV, Thomas H. Lee Foreign Fund IV and Thomas H. Lee Foreign Fund IV-B, expressly disclaims beneficial ownership of the shares beneficially owned by such entities except to the extent of his indirect pecuniary interest in such entities. Also includes
20,000 shares issuable to Mr. Sperling upon the exercise of options exercisable within
60 days of March 31, 2002. The address for Mr. Sperling is c/o Thomas H. Lee Company,
75 State St., Boston MA 02109.

(8.1)   Schedule 13G was filed with the SEC on February 8 2002 on behalf of
INVESCO
Funds Group, Inc., 4350 So. Monaco St., Denver CO 80237, reporting that it is the beneficial owner of 1,490,000 shares of Common Stock.

(9) Includes 14,625 shares held by Mr. Hermann's spouse, 22,000 shares as co-trustee and 50,000 shares issuable upon the exercise of options exercisable within 60 days of
March 31, 2002.

(10) Includes 65,000 shares issuable to Mr. Santagati upon the exercise of options exercisable within 60 days of March 31, 2002.

(11) Includes 80,000 shares issuable to Mr. Redfield upon the exercise of options exercisable within 60 days of March 31, 2002.

(12) Includes 50,000 shares issuable to Mr. Murphy upon the exercise of options exercisable within 60 days of March 31, 2002.

(13) Represents shares of Common Stock that may be acquired upon conversion of Preferred Stock, which votes on an "as converted" basis. Of those shares of Common
Stock, Mr. Nunnelly may be deemed to beneficially own 42,297 shares beneficially owned by BCIP Associates II, 4,485 shares beneficially owned by BCIP Trust Associates II,
7,774 shares beneficially owned by BCIP Associates II-B, 5,911 shares beneficially owned by BCIP Trust Associates II-B, and 7,429 shares beneficially owned by BCIP Associates II-C. Mr. Nunnelly, who is general partner of BCIP Associates II, BCIP
Trust Associates II, BCIP Associates II-B, BCIP Trust Associates II-B and BCIP Associates II-C, expressly disclaims beneficial ownership of the shares beneficially owned by such entities except to the extent of his indirect pecuniary interest in such entities. Also includes 20,000 shares issuable to Mr. Nunnelly upon the exercise of options exercisable within 60 days of March 31, 2002.

(14) Includes 50,000 shares issuable to Mr. Sillari upon the exercise of options exercisable within 60 days of March 31, 2002.

(15) Includes 80,000 shares issuable to Ms. Courage upon the exercise of options exercisable within 60 days of March 31, 2002.

(16) Includes 63,125 shares issuable to Mr. Troupe upon the exercise of options exercisable within 60 days of March 31, 2002.

(17) Includes 6,750 shares owned by Mr. Milton as trustee of a trust for his children and 322,500 shares issuable upon the exercise of options exercisable within 60 days of
March 31, 2002.

(18) Includes 158,999 shares issuable to Mr. Pittenger upon the exercise of options exercisable within 60 days of March 31, 2002.

(19) Includes 142,415 shares issuable to Mr. Kunzi upon the exercise of options exercisable within 60 days of March 31, 2002.

(20) Mr. Mahan terminated his employment effective March 1, 2002.

(21) Includes the shares issuable upon the exercise of options of warrants exercisable within 60 days of March 31, 2002 and which may be acquired upon conversion of the preferred stock.

Management

Executive Officers and Directors


   Our executive officers and directors, and their ages as of March 31, 2002 are as follows:

           Name           Age Current Office Held
           ----           --- -------------------
 Robert J. Fabbricatore..  59 Chairman and Chief Executive Officer
 Steven P. Milton........  48 President and Chief Operating Officer
 John D. Pittenger.......  48 Executive Vice President-Finance and
                              Administration, Chief Financial Officer,
                              Treasurer and Secretary
 Thomas Fabbricatore.....  43 Vice President--Business Systems
 Anthony D. Vermette.....  41 Vice President--Sales
 Frederick Kunzi.........  50 Vice President and Chief Technology Officer
 Jeffrey C. Lavin........  46 Vice President--Corporate Development
 Russell Oliver..........  40 Vice President--Network Operations
 Katherine D. Courage....  44 Director
 Henry Hermann...........  60 Director
 Kevin J. Maroni.........  38 Director
 J. Richard Murphy.......  57 Director
 Mark E. Nunnelly........  43 Director
 Carl Redfield...........  53 Director
 Richard J. Santagati....  58 Director
 Ralph C. Sillari........  48 Director
 Scott M. Sperling.......  44 Director
 Ralph S. Troupe.........  40 Director


   Robert J. Fabbricatore, a founder of the Company and a director since its inception in 1980, became Chairman of the Board of Directors in March 1983 and served as President from October 1993 to August 1995. Robert J. Fabbricatore is the brother of Thomas Fabbricatore, who is an executive officer of the Company.

   Steven P. Milton has been employed by the Company since 1984 and has served as President and Chief Operating Officer since August 1995. Prior to that, he held various positions within the Company including Branch Manager, District Manager, Regional Manager and Vice President--Sales and Marketing.

   John D. Pittenger has served as Chief Financial Officer since April 14, 1999, as Executive Vice President--Finance and Administration since April 1998 and as Treasurer and Secretary of the Company since August 1989. Mr. Pittenger served as Vice President--Finance from 1991 until April 1998, and as Chief Financial Officer from 1989 to April 1998.


   Thomas Fabbricatore has been employed by the Company since 1982 in a number of positions. He was named Vice President--Business Systems in 1999. Thomas Fabbricatore is the brother of Robert J. Fabbricatore.

   Anthony D. Vermette has been employed by the Company in a variety of positions since 1987. Mr. Vermette was named Vice President--Sales in 1996.

   Frederick Kunzi joined the Company as a Vice President and Chief Technology Officer in August 1998. Mr. Kunzi has over 25 years experience in information technology. From 1985 to September 1998, he was employed by Digital Equipment Corporation, most recently as Senior Manager, Global Network Services where he was responsible for Digital's worldwide enterprise network infrastructure.

   Jeffrey C. Lavin joined the Company in June 1998 as Vice President-- Corporate Development. Mr. Lavin has 20 years of sales and operational management experience in the telecommunications industry. From December 1996 to May 1998, Mr. Lavin was Vice President of Sales, Americas/Asia Pacific for
NovaSoft Systems, Inc., a software development corporation. From 1979 to 1996, Mr. Lavin was employed by Comlink Incorporated, a communications network integrator, most recently as Senior Vice President. Following the acquisition of Comlink in 1996 by Williams Communications, Mr. Lavin served as Vice President and General Manager of Network Systems Integration.

   Russell Oliver joined the Company in October 1999 as Vice President-- Network Operations. From 1985 to 1996, Mr. Oliver was employed by Comlink Incorporated, a communications network integrator, most recently as Vice President of Operations, Following the acquisition of Comlink in 1996 by Williams Communications, Mr. Oliver served as Vice President of Network Systems Integration. From September 1998 to October 1999, Mr. Oliver was employed by LaVigne as Vice President of Operations, where he was responsible for network systems integration throughout North America. Mr. Oliver serves on the Board of Directors of BICSI, a non-profit association that promotes standards and education throughout the telecommunications industry.

Katherine D. Courage became a director of the Company in April 1999. Ms. Courage is a managing director in the Global Telecommunications and Media Group in the Investment Banking Department of Credit Suisse First Boston, one of the underwriters of our earlier common stock offerings. Prior to joining Credit Suisse First Boston in September 1996, Ms. Courage worked at Salomon Brothers Inc. for ten years where she was a managing director in the Global Telecommunications Group. Ms. Courage currently serves as a director of NorthEast Optic Network, Inc. Credit Suisse First Boston Equity Partners, L.P., as a Series B preferred stockholder, has appointed Ms. Courage as its designee to the Company's Board of Directors.

Henry Hermann, CFA, became a director of the Company in September 1996. Since November 1997, he has operated Hermann Companies, a financial services company. Mr. Hermann is registered as an Investment Advisor with the State of Texas, a Chartered Financial Analyst and, as an independent contractor, offers general securities through SWS Financial. Mr. Hermann has been a NASD Board of Arbitrators Member since 1991.

Kevin J. Maroni joined the board in April 1998. Mr. Maroni is a Managing General Partner of Spectrum Equity Investors, a leading private equity firm focused on communications companies with $2.9 billion under management. Prior to Spectrum, Mr. Maroni worked at Time Warner, Inc. and Harvard Management Company. Mr. Maroni currently sits on several private company boards. He holds an MBA from Harvard University and a AB from the University of Michigan.

J. Richard Murphy became a director of the Company in August 1995. Mr. Murphy is a managing director of Atlantic Management Company Incorporated
(AMC), a Portsmouth, a New Hampshire valuation, investment banking and financial advisory firm that has been serving New England's business, legal and financial communities since 1968. Prior to joining AMC in January 2002, Mr. Murphy was a managing director of Baldwin & Clarke Corporate Finance, Inc., a Bedford, New Hampshire investment banking firm which he joined August 1999. Mr. Murphy was the director of the Corporate Advisory Group of Moody, Cavanaugh and Company, LLP, a North Andover, Massachusetts public accounting firm, from April 1996 to August 1999.

Mark E. Nunnelly became director of the Company in June 2000 as a designee of Bain Capital, Inc. He joined Bain Capital as a General Partner in 1990 and has served as Managing Director since April 1993. Mr. Nunnelly also serves on the Board of Directors of Domino's, DoubleClick, Modus Media International, and Eschelon Telecom. Mr. Nunnelly received an M.B.A. from Harvard Business School and a B.A. from Centre College.

Carl Redfield became a director of the Company in January 1999. He has been Senior Vice President, Manufacturing and Logistics of Cisco since February 1997. From September 1993 to February 1997 he was Vice President of Manufacturing. Mr. Redfield also is a director of VA Linus Systems, Inc., iBasis Inc. and Broadwing, Inc.

Richard J. Santagati became a director of the Company in September 1991. He has been the President of Merrimack College in North Andover, Massachusetts since 1994. From March 1992 to February 1994, Mr. Santagati was the Chairman of the Board, Chief Executive Officer and President of Artel Communications Corp., a publicly held data communications firm located in Hudson, Massachusetts. Mr. Santagati also serves as a director of Celerity Solutions, Inc., a software company.

Ralph C. Sillari became a director of the Company in October 1997. Since 1991, Mr. Sillari has been employed by Fleet National Bank where he is currently an Executive Vice President, Manager of Regional Banking.

Scott M. Sperling became a director of the Company in May 2000 as a designee of Thomas H. Lee Company. He has been a Managing Director of Thomas H. Lee Company since July 1994 and is also President of TH Lee, Putnam Capital, Trustee of THL Equity Trust III and Managing Director of THL Equity Advisors IV, LLC. Mr. Sperling is currently a Director of Fisher Scientific International, Inc., GenTek, Inc., Safelite Glass Corp., LiveWire Systems LLC, Wyndham International, GoodHome.com and several private companies. He holds an MBA degree from Harvard University and a B.S. from Purdue University.

Ralph S. Troupe became a director of the Company in May 1999. In October 1999, Mr. Troupe co-founded Callisma (formerly known as Rt.1 Solutions), a network services company focusing on all key aspects of complex network planning, design and implementation, and serves as its President and Chief Executive Officer. From January 1993 to October 1999, Mr. Troupe was employed by International Network Services, most recently as Vice President of North American Field Operations, East. Mr. Troupe holds a B.S. degree from Northeastern University and is a 1998 graduate of the Harvard Business School Advanced Management Program for International Senior Managers.

Director Compensation

   Non-employee directors receive an annual retainer of $16,000. At each annual meeting, each non-employee director is granted an option to purchase 10,000 shares of our common stock, at an exercise price equal to the fair market value of the common stock. On June 11, 2001, all of our directors (except Robert J. Fabbricatore) were granted options to purchase 10,000 shares of Common Stock at an exercise price of $4.91 per share.
Committees of the Board of Directors

   Our Board of Directors has established an audit committee, a compensation committee, a finance committee, a governance committee and a nominating committee.

   The audit committee consists of Messrs. Murphy, Hermann, Nunnelly and Sillari, all of whom are independent directors. The audit committee's purpose is to oversee the Company's accounting and financial reporting policies and practices and to assist the Board in fulfilling its fiduciary and corporate accountability responsibilities. Members of the Company's finance and accounting departments periodically meet with the audit committee and always have unrestricted direct access to the audit committee members. During the year ended December 31, 2001, the audit committee held 9 meetings.

   The compensation committee consists of Messrs. Santagati, Murphy, Nunnelly, Redfield and Ms. Courage. The compensation committee establishes compensation and benefits for our senior executives. The committee also determines the number and terms of stock options granted to employees, directors and consultants under our stock option plans. During the year ended December 31, 2001, the compensation committee held one meeting.

   The finance committee consists of Messrs. Maroni, Sillari, Hermann and Ms. Courage. The finance committee evaluates and reports to the Board of Directors with respect to plans for corporate expansion, capital structure and long-range capital requirements. The finance committee also considers and reports to the Board with respect to such other matters relating to the financial affairs of the Company as may be requested by the Board of Directors or the appropriate officers of the Company. During the year ended December 31, 2001, the finance committee held 7 meetings.

   The governance committee consists of Ms. Courage and Messrs. Maroni, Nunnelly, Redfield and Santagati. The governance committee reviews and makes recommendations with respect to the nature, requirements and procedures covering the operations of the Company, the Board of Directors and its committees. During the year ended December 31, 2001, the governance committee held two meetings.

   The nominating committee consists of Messrs. Redfield, Santagati, Sperling and Troupe. The nominating committee recommends candidates for nomination to the board of directors. The committee also reviews and makes recommendations regarding compensation for non-employee directors. The nominating committee does not consider nominees recommended by security holders. The nominating committee did not meet during the year ended December 31, 2001.

   During the year ended December 31, 2001, all directors and committee members attended more than 85% of their respective meetings.

Report of the Audit Committee

  The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

  The Charter for the Audit Committee was reproduced as an appendix to last year's proxy statement.

  As set forth in more detail in the charter, the Audit Committee's primary responsibilities fall into three broad categories:

  . first, the Audit Committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company's management, including discussions with management and the Company's outside auditors about draft annual financial statements and key accounting and reporting matters;

  . second, the Audit Committee is responsible for matters concerning the relationship between the Company and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1); and

     third, the Audit Committee oversees management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests; and review of the activities and recommendations of the Company's internal control program.

  The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee's charter. To carry out its responsibilities, the Audit Committee met a total of 9 times during 2001.

  In overseeing the preparation of the Company's financial statements, the Audit Committee met with both management and the Company's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee discussed the statements with both management and the outside auditors. The Audit Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).


  With respect to the Company's outside auditors, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including the written disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

  Finally, the Audit Committee continued to monitor the scope and adequacy of the Company's internal control program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

  On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

J. Richard Murphy, Chairman
Henry Hermann
Mark E. Nunnelly
Ralph C. Sillari


Executive Compensation

   The following table provides summary information concerning compensation of the Company's Chief Executive Officer and each of the four other most highly paid executive officers (the "Named Executive Officers") during the year ended December 31, 2001, the nine month transition period ended December 31, 2000, and the fiscal year ended March 31, 2000.

Summary Compensation Table

                                                       Long Term Compensation
                                                     ---------------------------
---
                                                       Securities       All
Other
                           Period    Salary   Bonus     Underlying
Compensation
                           Ending(1)   ($)     ($)   Options (#)(2)       ($)(3)
                         ---------- -------- ------- -------------- ------------
---
Robert J. Fabbricatore     12/31/01   300,000 136,875  1,050,000
34,303(4)
 Chairman and              12/31/00   180,000  45,000          0
41,100(4)
 Chief Executive Officer   03/31/00   240,000  75,000          0
22,000(4)

Steven P. Milton,          12/31/01   240,000  86,250    160,000         5,250
 President and             12/31/00   150,000  37,300          0         3,000
 Chief Operating Officer   03/31/00   200,000  62,500          0         4,625

John D. Pittenger,         12/31/01   190,000  93,000    145,000         3,600
 Executive Vice President  12/31/00    82,500  30,000          0         3,375
 -Finance & Administration 03/31/00   110,000  50,000          0         4,200
  Chief Financial Officer
  Treasurer, & Secretary

Frederic Kunzi, Executive  12/31/01   185,000  43,875    165,000         5,100
 Vice President & Chief    12/31/00   138,750  30,000          0         3,375
 Technology Officer        03/31/00   167,500  75,787     75,000         5,888

David E. Mahan,            12/31/01   190,000  88,000    320,000         4,538
 Executive Vice President  12/31/00    90,000  30,000          0         3,375
 -Marketing and Strategic  03/31/00   120,000  50,000          0         4,025
  Planning (5)

- --------
(1) The periods presented are the year ended December 31, 2001, the nine months ended December 31, 2000 and the fiscal year ended March 31, 2000.
(2) All "Securities Underlying Options" gives effect to the March 17, 2000 three-for-two stock split.
(3) Includes 50% matching contributions up to 6% to the Company's 401(k) Savings Plan.
(4) Includes 50% matching contributions of the first 6% in the amounts of $5,250, $3,900 and $4,500 for the year ended December 31, 2001, the nine month transition period ended December 31, 2000 and the fiscal year ended March 31, 2000 to the Company's 401(k) Savings Plan. Also included is the actuarial benefit on the "split-dollar" life insurance policy for the benefit of Mr. Fabbricatore in the amounts of $29,053, $37,200 and $17,500 for the same periods.
(5) Mr. Mahan terminated his employment with the Company in March 2002.


Option Grants in Last Fiscal Year

   The following table sets forth the aggregate number of stock options granted to each of the Named Executive Officers during the year ended December 31, 2001. Options are exercisable for our common stock.

Potential Realizable
                                                                           Value
at Assumed

Annual Rate of
                           Number of   Percent of
Stock Price
                          Securities  Total Options
Appreciation for
                          Underlying   Granted to   Exercise
Option Term ($)
                            Options   Employees in    Price   Expiration -------
---------------
                          Granted (#)  Fiscal Year  ($/Share)    Date        5%
10%
                          ----------- ------------- --------- ---------- -------
---  ----------
Robert J. Fabbricatore..  783,334     29.2          6.60      5/8/2011
828,524     2,399,399
                           16,666      0.6          6.60      5/8/2007
17,627        51,049
                           83,334      3.1          3.37      7/1/2006
44,952       130,181
                           83,334      3.1          4.04      7/1/2006
(10,965)       74,263
                           83,333      3.1          4.71      7/1/2006
(66,881)       18,347

Steven P. Milton........   83,334      3.1          6.00      5/8/2011
138,142       305,257
                           16,666      0.6          6.00      5/8/2007
27,627        61,049
                           20,000      0.7          3.06      7/1/2006
16,908        37,363
                           20,000      0.7          3.67      7/1/2006
4,708        25,163
                           20,000      0.7          4.28      7/1/2006
(7,492)       12,963

John D. Pittenger.......   83,334      3.1          6.00      5/8/2011
138,142       305,257
                           16,666      0.6          6.00      5/8/2007
27,627        61,049
                           15,000      0.6          3.06      7/1/2006
12,681        28,022
                           15,000      0.6          3.67      7/1/2006
3,531        18,872
                           15,000      0.6          4.28      7/1/2006
(5,619)        9,722

Frederic Kunzi..........  133,334      5.0          6.00      5/8/2011
221,026       488,410
                           16,666      0.6          6.00      5/8/2007
27,627        61,049
                            5,000      0.2          3.06      7/1/2006
4,227        28,022
                            5,000      0.2          3.67      7/1/2006
1,177        18,872
                            5,000      0.2          4.28      7/1/2006
(1,873)        9,722

David E. Mahan.(1)....... 258,334      9.6          6.00      5/8/2011
428,237       946,292
                           16,666      0.6          6.00      5/8/2007
27,627        61,049
                           15,000      0.6          3.06      7/1/2006
12,681        28,022
                           15,000      0.6          3.67      7/1/2006
3,531        18,872
                           15,000      0.6          4.28      7/1/2006
(5,619)        9,722

(1) Mr. Mahan terminated his employment in March 2002, at which time all of his unexercised options terminated.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table sets forth information concerning the exercise of options by the Named Executive Officers during year ended December 31, 2001 and the December 31, 2001 aggregate value of unexercised options held by each of the Named Executive Officers.



                                                     Number of Securities
Value of Unexercised
                                                    Underlying Unexercised   in-
the-Money Options
                                                       Options at Fiscal    at
Fiscal Year End ($)
                                                        Year-End (#)(1)
(1)(2)
                             Shares                 ----------------------- ----
-------------------
                          acquired on     Value          Exercisable/
Exercisable/
                         exercise(1)(#) Realized ($)      Unexercisable
Unexercisable
                         ------------- ------------ ----------------------- ----
-------------------
Robert J. Fabbricatore          0               0    531,249     856,250
370,001        0
Steven P. Milton                0               0    285,000     137,500
129,075        0
John D. Pittenger               0               0    145,499     113,500
80,205        0
Frederic Kunzi             31,498         131,242    142,415     180,001
219,704        0
David E. Mahan (3)         30,000          36,240     52,500     282,500
65,342        0

--------


(1) All shares and amounts, as necessary, have been adjusted to reflect the three-for-two stock split effected in March 2000.
(2) Assumes a fair market value of the Common Stock at December 31, 2001 of $5.15 per share.
(3) Mr. Mahan terminated his employment in March 2002, at which time all of his unexercised options terminated.


Board Compensation Committee Report on Executive Compensation

   During the year ended December 31, 2001, the compensation committee, comprised of three independent non-employee directors, made decisions regarding executive compensation. The compensation committee is charged with establishing and administering the policies and plans which govern compensation for executive officers, including those individuals listed in the compensation tables in this proxy statement. The compensation committee also determines the number and terms of stock options granted to our employees, directors and consultants under our stock option plans.

   Compensation Policies. Our executive compensation philosophy is to provide compensation opportunities for our officers which are competitive within our industry and community so that we can attract and retain high quality executives and to align the interests of our executives and stockholders by providing for payment of a significant portion of executive compensation in the form of bonuses based on the our sales performance. Thus, the value generated for our stockholders is a key factor in determining the value ultimately received by the executive officers.

   Base Salary. We establish base salaries for executive officers at levels we consider appropriate in light of the scope of the duties and responsibilities for each officer's position. We provide annual increases in base salary to further protect our vested interest due to their prior service and key strategic roles.

   Bonus. Each executive officer receives a bonus conditional upon the achievement of certain quarterly performance goals set by management. During the fiscal year ended March 31, 2000, the nine month transition period ended December 31, 2000 and the year ended December 31, 2001, CTC has exceeded the performance goals. We believe that the establishment of performance goals is the most objective measurement of executive performance during the relevant period, where CTC's overriding objective is to build its business by increasing sales.
   Stock Options. Incentive stock options are granted to executive officers at the discretion of the compensation committee. In general, stock options are granted with an exercise price equal to the fair market value of our common stock on the date of the grant. If an option recipient owns more than ten percent of our common stock, the options are granted with an exercise price equal to 110% of the fair market value of our stock on such date. Stock options become exercisable in full in installments over periods of three or more years and have terms of up to ten years from the date of the grant. Stock options thus provide incentive for the creation of stockholder value over the long term since the full benefit of the option cannot be realized unless an appreciation in the price of our common stock occurs over a specified number of years and the executive officer remains employed for the periods required for the stock options to become exercisable.

   CEO Compensation. During the year ended December 31, 2001, the nine month transition period ended December 31, 2000, and the fiscal year ended March 31, 2000, the Company's most highly compensated officer was Robert J. Fabbricatore, Chairman of the Board and Chief Executive Officer, who received an annualized base salary of $300,000, $240,000 and $240,000 during each period, respectively, and bonuses aggregating $136,875 during the year ended December 31, 2001, $45,000 during the nine months ended December 31, 2000, and $75,000 during the fiscal year ended March 31, 2000.

   Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code denies publicly held companies a deduction for compensation paid to a named executive officer in a taxable year to the extent it exceeds $1 million per officer, unless the compensation qualifies as "performance based compensation." The Committee has no present policy with respect to Section 162(m).

The Compensation Committee
Richard J. Santagati, Kevin J. Maroni and J. Richard Murphy

Performance Graph

   The following table shows a comparison of cumulative total return to stockholders for our common stock, the Nasdaq Composite Index and the Nasdaq Telecommunications Index for the period December 31, 1996 through December 31, 2001.

The table assumes $100 invested on December 31, 1996 in CTC Communications Group, Inc. Common Stock, the Nasdaq Telecommunications Index (Nasdaq Telecom), and the Nasdaq Composite Index (Nasdaq US).

                          [LINE GRAPH APPEARS HERE]

                                 Dec-96   Dec-97   Dec-98   Dec-99   Dec-00
Dec-01
CTC Communications Group Inc.    $100      $165    $105     $488      $87
$97
Nasdaq Telecom                   $100      $146    $242     $431     $184
$123
Nasdaq US                        $100      $122    $173     $321     $193
$153


       Certain Relationships and Related Transactions

   We lease office space from a trust, of which Robert J. Fabbricatore, our Chairman and Chief Executive Officer, is a beneficiary. Rental payments under the lease totaled approximately $51,584 for the twelve months ended December 31, 2001. We sublease part of our Waltham and New York facilities at our cost to Comm-Tract Corp., a company in which Mr. Fabbricatore is a principal stockholder. Sublease income totaled $131,073 for the twelve months ended December 31, 2001. We also contract with Comm-Tract Corp. for outsourced purchasing personnel, the installation of telephone lines and for the service and maintenance of equipment marketed by the Company. During the twelve months ended December 31, 2001, Comm-Tract Corp. provided us with services, inventory and equipment totaling $11,374,050. We believe that the payments to the trust, and Comm-Tract Corp. are comparable to the costs for such services, and inventory and equipment that we would be required to pay to unaffiliated individuals in arms-length transactions.

   During the twelve months ended December 31, 2001, we made an advance to Thomas Fabbricatore, an executive officer, in the amount of $150,000 evidenced by a fully secured promissory note bearing interest at an annual rate of 10.75%. During the nine months ended December 31, 2000, we made advances aggregating $6,375,135 to several executive officers evidenced by fully secured promissory notes bearing interest at an annual rate of 10.75% as follows: Robert J. Fabbricatore, $4,650,515; Michael Donnellan, $650,509; Frederic Kunzi, $309,950; Thomas Fabbricatore, $420,766; and Anthony Vermette, $343,395. During March 2001, the principal and accrued interest of $5,414,676 on these advances were repaid in full with the exception of the advances aggregating $1,217,281, exclusive of interest, made to Messrs. Donnellan, Kunzi, and Thomas Fabbricatore. During February 2002, we made advances to Thomas Fabbricatore and Steven Milton in the amounts of $245,243 and $300,000, respectively, evidenced by fully secured promissory notes bearing interest at an annual rate of 10.75%. During March and April 2002, Mr. Milton repaid $204,000 of this advance and has advised that he will repay the remaining balance by May 15, 2002.

   In May 2000, we entered into a 15 year lease for approximately 71,250 feet from Telecom Realty, LLC. Payments under the lease for the twelve months ended December 31, 2001 totaled $1,933,058. The escrow account guarantee of $2.5 million that we funded with the lessor in 2000 was returned in 2001 plus interest of $135,899. For the twelve months ended December 31, 2001, we earned interest of $47,524 on our $889,050 security deposit. Robert J. Fabbricatore and Thomas Fabbricatore, own a majority of the membership interests in the lessor. Steven P. Milton, Michael Donnellan and John D. Pittenger, executive officers of the Company, own minority membership interests in the lessor. We believe that the rent required to be paid under this lease is comparable to the rent we would be required to pay to unaffiliated individuals in arms-length transactions for similar facilities.

   Carl Redfield, one of our directors, is an executive officer of Cisco Systems, Inc. ("Cisco"). We have purchased most of our network equipment from Cisco. During the twelve months ended December 31, 2001, we purchased or leased equipment and services of approximately $38 million and, intend to continue to purchase equipment and services from Cisco in the same amount during 2002, pursuant to a restructured leasing arrangement with Cisco Capital, an affiliate of Cisco. We also maintain a credit facility from Cisco Capital, of which approximately $33 million was outstanding as of December 31, 2001. Cisco is also a $25 million participant in our Toronto Dominion Bank $225 million senior secured credit facility.

   Ralph Sillari, one of our directors, is an Executive Vice President of Fleet National Bank. During the twelve months ended December 31, 2001, we paid approximately $139,000 in bank service fees to Fleet.

   Katherine D. Courage, one of our directors, is a Managing Director of Credit Suisse First Boston, one of the underwriters of our July 1999 public offering and the Documentation Agent for the Toronto Dominion Bank $225 million senior secured credit facility which closed in June 2000. For the twelve months ended December 31, 2001, we paid interest and other fees totaling $14,338,662 to Toronto Dominion Bank under the facility. Credit Suisse First Boston Equity Partners, L.P., as a Series B preferred stockholder, has appointed Ms. Courage as its designee to the Company's Board of Directors and as of December 31, 2001 dividends in the amount of $7,098,269 have accrued on the Series B preferred shares owned by Credit Suisse and its affiliates.

   Ms. Courage is also a director of Neon Optica, Inc. (formerly known as NorthEast Optic Network), from which we agreed to lease transmission facilities and dark fiber. During the twelve months ended December 31, 2001, payments to Neon Optica, Inc. under these leases aggregated
$4,658,610.

   Mark E. Nunnelly, who became a director in June 2000, is a general partner of BCIP Associates II, BCIP Trust Associates II, BCIP Associates II-B, BCIP Trust Associates II-B and BCIP Associates II-C, which purchased an aggregate of 2,952 shares of Series B Convertible Preferred Stock for $2,952,000. The shares have accrued dividends in the amount of $419,082 as of December 31, 2001. The Series B Convertible Preferred Stockholders received customary registration rights as part of the transaction.

   Scott M. Sperling, who became a director in June 2000, is a Managing Director of Thomas H. Lee Equity Fund IV, Thomas H. Lee Foreign Fund IV and Thomas H. Lee Foreign Fund IV-B (collectively, the "Funds"). In June 2000, Mr. Sperling purchased 184 shares of Series B Convertible Preferred Stock for $184,000 and the Funds purchased an aggregate of 70,879 shares for $70,879,000. The shares have accrued dividends in the amount of $10,088,415 as of December 31, 2001. The Series B Convertible Preferred Stockholders received customary registration rights as part of the transaction.

  Ralph S. Troupe, who became a director of the Company in May 1999, is President and Chief Executive Officer of Callisma (formerly known as Rt.1 Solutions). Callisma has provided us with consulting services relating to e-commerce. During the twelve months ended December 31, 2001, we paid Callisma approximately $457,000 under the agreement.

            Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Officers, directors and greater than ten percent shareholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

   Based solely on our review of copies of the filings under Section 16(a) of the Securities Exchange Act of 1934 received by us, we believe that during the year ended December 31, 2001 our directors, executive officers and beneficial owners of greater than ten percent of our common stock filed all required reports under Section 16 of the Exchange Act.

Expense of Solicitation

   The Company will bear all costs connected with the solicitation of proxies. We will reimburse brokers and other persons holding stock for the benefit of others for their expenses in forwarding proxies and accompanying material to the beneficial owners of such stock and obtaining their proxies. We will solicit proxies by mail, telephone, telegraph or otherwise, and some of the directors, officers and regular employees of the Company may assist in the solicitation without additional compensation. We do not expect to incur more than $10,000 of solicitation expenses. We have not incurred any solicitation expenses to date.

                            Stockholders' Proposals

   If you wish to present a proposal to be voted on at the 2003 annual meeting of stockholders, you must, at the time the proposal is submitted:

  . be a record or beneficial owner of at least one (1%) percent or two thousand ($2,000.00) dollars in market value of the class of securities entitled to vote at the meeting;
  . have held such securities for at least one (1) year; and . continue to own such securities through the date on which the 2003 annual meeting is held.

   To be included in the management proxy statement, your proposal must be received at our executive offices no later than March 1, 2003. Under our by-laws, stockholders who wish to make a proposal at the 2003 annual meeting-- other than one that will be included in the management proxy statement--must notify us no earlier than February 23, 2003 and no later than March 23, 2003. If you fail to notify us of such a proposal by March 23, 2003, then the proxies that management solicits for the 2003 annual meeting will include discretionary authority to vote on any such proposal in the event it is properly brought before the meeting. We suggest that you submit any proposal by certified mail, return receipt requested, to remove any question as to the date on which a proposal is received by the Board of Directors.

                 Other Matters That May Come Before the Meeting

   The Board of Directors knows of no other matters which may be presented at the annual meeting, but if other matters do properly come before the annual meeting, the board intends that the persons named in the Proxy will vote according to their best judgment.

   We request you to date, sign and return the proxy in the enclosed postage-paid envelope. If you attend the annual meeting, you may revoke your proxy at that time and vote in person if you so desire, otherwise your proxy will be voted for you.


                                       By order of the Board of Directors,
                                             Robert J. Fabbricatore,
                                       Chairman and Chief Executive Officer
April 19, 2002

PROXY

CTC COMMUNICATIONS GROUP, INC.
2002 ANNUAL MEETING OF STOCKHOLDERS
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Leonard R. Glass and Kim Graziano and each of them, the true and lawful attorneys and agents for the undersigned, with full power of substitution, for and in the name of the undersigned, to act for the undersigned and vote all stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of CTC Communications Group, Inc. to be held on Thursday, May 23, 2002 at 9:30 a.m., local time, at the executive offices of the Company, 220 Bear Hill Road, Waltham, Massachusetts, and at any and all adjournments thereof, on the matters listed on the reverse side of this card.

The undersigned hereby acknowledges receipt of the Annual Report to Stockholders for the year ended December 31, 2001, Proxy Statement and Notice of Annual Meeting dated April 19, 2002.

**THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES TO SERVE AS CLASS II DIRECTORS AND IN FAVOR OF PROPOSALS 2, 3 and 4.

PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.


(Please sign exactly as your name appears on your stock certificate. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the Proxy should be signed in full corporate or partnership name by a duly authorized officer or partner as applicable.)

Has your address changed?         Do you have any comments?

- ------------------------------ -------------------------------
- ------------------------------ -------------------------------
- ------------------------------ -------------------------------


Vote by Telephone
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Follow these four easy steps:
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2.  Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683)
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2.  Go to the Website http://www.eproxyvote.com/cptl
3.  Enter your Control Number located on your Proxy Card.
4.  Follow the instructions provided.
     Your vote is important!  Go to http://www.eproxyvote.com/cptl anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET


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[X]     PLEASE MARK VOTES                      CTC COMMUNICATIONS GROUP, INC.
        AS IN THIS EXAMPLE

(1) In favor of the following nominees as Class II Directors to serve until the Annual Meeting of Stockholders in 2005, and until each successor is duly elected and qualified;

FOR ALL  [ ]   WITHHOLD  [ ]      FOR ALL EXCEPT  [ ]
J. RICHARD MURPHY    MARK E. NUNNELLY    RICHARD J. SANTAGATI
         Instruction: To withhold authority to vote for a nominee, check the "FOR ALL EXCEPT" box and strike a line through the nominee's name in the list above. Unless authority to vote for all nominees is withheld, this proxy will be deemed to confer authority to vote for each nominee whose name is not struck.

(2) To approve the amendment to the 2000 Flexible Stock Plan.

(3) To approve the amendment to the 1999 Equity Incentive Plan for Non-Employee Directors.

(4) Ratify the appointment of Ernst & Young LLP as the independent accountants of the Company.

FOR  [  ]     AGAINST  [  ]                 ABSTAIN [  ]

(5) In their discretion, on any other matters which may properly come before the meeting or any adjournment thereof.

FOR  [  ]     AGAINST   [  ]                 ABSTAIN [  ]

Mark the box at right if comments or address change have been noted on the
reverse side of this card. [   ]

Please be sure to sign and date this Proxy.

Date________________

Stockholder sign here_____________________________
Co-owner sign here________________________________